Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Second Quarter Fiscal 2017 Results

•	Achieves reported basis EPS of $1.75 and comparable basis EPS of $1.77

•	Generates $1.04 billion of operating cash flow and $676 million of free cash flow

•	Increases fiscal 2017 outlook driven primarily by strong beer business results; expects reported basis EPS of $6.25 - $6.40 and comparable basis EPS of $6.30 - $6.45

•
Affirms fiscal 2017 operating cash flow target of at least $1.5 billion and increases free cash flow projection to $375 - $475 million; now expects total capital expenditures to be $1.125 - $1.225 billion for fiscal 2017

•	Agrees to acquire the award-winning High West Distillery, based in Utah

•	Declares quarterly cash dividend

Second Quarter 2017 Financial Highlights*
(in millions, except per share data)
	Reported	% Change	Comparable	% Change
Net sales	$2,021	17%	$2,021	17%

Operating income	$611	27%	$620	24%

Operating margin	30.2%	+250 bps	30.7%	+180 bps

Earnings before interest and taxes (EBIT)	NA	NA	$620	24%

Net income attributable to CBI	$359	19%	$364	15%

Diluted net income per share attributable to CBI (EPS)	$1.75	17%	$1.77	13%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., Oct. 5, 2016 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its second quarter 2017 results.

“The strong consumer demand for our portfolio continues to propel our business. During the quarter, we gained share and improved margins across our business, while continuing to make smart investments designed to fuel growth today and in the future. I am proud of our accomplishments in the first half of the year, which are enabling an increase in our overall guidance for the year,” said Rob Sands, president and chief executive officer, Constellation Brands.
Today, the company announced an agreement to purchase the Utah-based High West Distillery for approximately $160 million. This acquisition includes a portfolio of distinctive, award-winning and high-end American straight whiskeys and other spirits brands. With High West, which has experienced double-digit volume growth year over year for the past three years, Constellation Brands enters the dynamic and profitable high-end craft whiskey market segment. “High West will be an excellent addition to our spirits portfolio and we look forward to partnering with the team there to continue to develop distinctive high-quality whiskeys that consumers love,” said Sands. The transaction is expected to close by the end of October.
Net Sales Commentary
For the quarter, the company generated consolidated net sales growth of 17 percent. This reflects organic net sales growth on a constant currency basis of 13 percent and acquisition benefits from Ballast Point craft beer, as well as Meiomi and The Prisoner wine brands.
Net sales for beer increased 20 percent. This was due to a 15 percent increase in organic net sales driven primarily by volume growth and favorable pricing, and the acquisition benefit from Ballast Point.
“During the second quarter, our beer business contributed 60% of IRI category dollar growth for the U.S. beer industry and continues to outperform the high end of the market, with accelerating growth trends versus the previous quarter, and overall share gains driven by Corona Extra and Modelo Especial. Strong consumer demand and excellent marketplace execution helped us to win the July 4th holiday. These excellent results are driving the upward revision to our EPS target for the year. In addition, Ballast Point continues to expand distribution and achieved strong, double-digit depletion growth for the quarter,” said Sands.
Wine and spirits net sales increased 12 percent. This reflects an eight percent increase in organic net sales on a constant currency basis driven primarily by volume growth and favorable mix, and the acquisition benefit from Meiomi and The Prisoner wine brands. U.S. shipment volume has outpaced depletion volume during the first half of fiscal 2017. This is primarily timing related as we expect U.S. shipment volume to be generally aligned with depletion volume for the year.
“During the quarter, our U.S. wine business improved margins and gained IRI volume and dollar share driven by some of our largest and fastest-growing Focus Brands, including Kim Crawford, Black Box, Clos du Bois, Ruffino, The Dreaming Tree and Woodbridge by Robert Mondavi. We continue to achieve distribution gains for our recently acquired Meiomi and The Prisoner wine brands, both of which posted strong, double-digit depletion growth during the quarter,” said Sands.
Operating Income Commentary
For the quarter, consolidated reported and comparable basis operating income increased 27 percent and 24 percent, respectively.

For second quarter 2017, comparable adjustments affecting operating income totaled $9 million as compared to $22 million for the same period last year.
Beer operating income increased 27 percent, primarily due to organic volume growth, favorable pricing and the Ballast Point acquisition, partially offset by higher marketing investment. The 17 percent increase in wine and spirits operating income primarily reflects the benefit from organic volume growth, the Meiomi and Prisoner acquisitions and favorable mix, partially offset by higher investment in SG&A and marketing.
Operating Cash Flow and Free Cash Flow Commentary
For the first six months of fiscal 2017, operating cash flow totaled $1.04 billion, an increase of 30 percent. Free cash flow for the first half of fiscal 2017 totaled $676 million, as compared to $508 million for the same period last year. This reflects higher operating cash flow, partially offset by higher capital expenditures.
“We are pleased with our strong operating cash flow results for the first half of the year and continue to target at least $1.5 billion for fiscal 2017,” said David Klein, executive vice president and chief financial officer, Constellation Brands. “We are now expecting lower capital expenditures for the year due to a shift in the timing of payments related to Nava capital investments, which will drive free cash flow to be in the range of $375 to $475 million for fiscal 2017,” added Klein.
Quarterly Dividend
On October 4, 2016, Constellation’s board of directors declared a quarterly cash dividend of $0.40 per share of Class A Common Stock and $0.36 per share of Class B Common Stock, payable on November 22, 2016, to stockholders of record as of the close of business on November 8, 2016.
Outlook
The table below sets forth management’s current EPS expectations for fiscal 2017 compared to fiscal 2016 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY17 Estimate	FY16 Actual	FY17 Estimate	FY16 Actual
Fiscal Year Ending Feb. 28/29	$6.25 - $6.40	$5.18	$6.30 - $6.45	$5.43
For fiscal 2017, the beer business now expects net sales growth of 16 - 17 percent and operating income growth at the high teens level. These growth rates include an estimated incremental benefit from the Ballast Point acquisition. For the wine and spirits business, the company continues to expect net sales growth in the mid single-digit range and operating income growth in the mid to high single-digit range. These growth rates include an estimated incremental benefit from the Meiomi and The Prisoner wine brands acquisitions.

Fiscal 2017 guidance also includes the following current assumptions:

•	Interest expense: approximately $325 - $335 million

•	Tax rate: approximately 29 percent

•	Weighted average diluted shares outstanding: approximately 206 million

•	Operating cash flow: approximately $1.5 - $1.7 billion

•	Capital expenditures: approximately $1.125 - $1.225 billion

•	Free cash flow: approximately $375 - $475 million
Conference Call
A conference call to discuss second quarter 2017 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Wednesday, Oct. 5, 2016 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and EPS are as reported under generally accepted accounting principles. Operating income, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. Constellation is a Fortune 500® company and one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands, such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world’s leader in premium wine selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Casa Noble Tequila.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, estimated diluted EPS, expected cash flow, prospects, future payments of dividends, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Nov. 30, 2016, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
Any decision whether to pursue a potential initial public offering for a portion of the company’s Canadian wine business (the “Canadian IPO”) is subject to the determination and discretion of the company. There can be no assurance that the Canadian IPO will occur or will occur on any contemplated timetable. The proposed High West Distillery transaction is subject to regulatory approvals and certain closing conditions. There can be no assurance the High West Distillery transaction will occur or will occur on the timetable contemplated hereby.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	Completion of the announced High West Distillery transaction on the expected terms, timetable and costs, and with receipt of any necessary regulatory approvals;

•
Mexicali brewery construction, Nava brewery expansion activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetables, and with receipt of any necessary permits and regulatory approvals;

•	accuracy of supply projections, including those relating to Mexicali brewery construction, Nava brewery expansions and glass sourcing;

•
timeframe and actual costs associated with beer supply, Mexicali brewery construction, Nava brewery expansions and glass sourcing, including joint venture glass plant expansions, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	operating cash flow, free cash flow, and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	accuracy of projections associated with the proposed High West Distillery transaction and the acquisitions of the Meiomi wine brand, Ballast Point, and The Prisoner Wine Company brand portfolio;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends and acquisitions could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2016, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	August 31, 2016	February 29, 2016
Assets

Current assets:
Cash and cash equivalents	$177.3	$83.1
Accounts receivable	831.1	732.5
Inventories	1,855.2	1,851.6
Prepaid expenses and other	306.2	310.4

Total current assets	3,169.8	2,977.6

Property, plant and equipment	3,632.1	3,333.4
Goodwill	7,356.8	7,138.6
Intangible assets	3,441.5	3,403.8
Other assets	117.2	111.6

Total assets	$17,717.4	$16,965.0

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$114.3	$408.3
Current maturities of long-term debt	893.1	856.7
Accounts payable	624.5	429.3
Accrued excise taxes	35.9	33.6
Other accrued expenses and liabilities	531.8	544.4

Total current liabilities	2,199.6	2,272.3

Long-term debt, less current maturities	7,021.6	6,816.2
Deferred income taxes	1,164.1	1,022.2
Other liabilities	158.0	162.5

Total liabilities	10,543.3	10,273.2

CBI stockholders’ equity	7,182.4	6,559.6
Noncontrolling interests	(8.3)	132.2

Total stockholders’ equity	7,174.1	6,691.8

Total liabilities and stockholders’ equity	$17,717.4	$16,965.0

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 31, 2016	August 31, 2015	August 31, 2016	August 31, 2015
Sales	$2,222.8	$1,912.9	$4,275.8	$3,710.9
Excise taxes	(201.6)	(179.5)	(382.8)	(346.2)
Net sales	2,021.2	1,733.4	3,893.0	3,364.7

Cost of product sold	(1,052.2)	(957.8)	(2,042.7)	(1,852.0)
Gross profit	969.0	775.6	1,850.3	1,512.7

Selling, general and administrative expenses	(358.1)	(296.2)	(686.7)	(606.0)
Operating income	610.9	479.4	1,163.6	906.7

Equity in earnings of equity method investees	—	0.2	0.7	1.2
Interest expense	(94.1)	(77.3)	(178.7)	(154.8)
Loss on write-off of debt issuance costs	—	(1.1)	—	(1.1)
Income before income taxes	516.8	401.2	985.6	752.0

Provision for income taxes	(163.6)	(97.1)	(313.3)	(207.7)
Net income	353.2	304.1	672.3	544.3
Net (income) loss attributable to noncontrolling interests	5.7	(1.7)	4.9	(3.3)
Net income attributable to CBI	$358.9	$302.4	$677.2	$541.0

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$1.81	$1.56	$3.42	$2.80
Basic – Class B Convertible Common Stock	$1.64	$1.42	$3.10	$2.54

Diluted – Class A Common Stock	$1.75	$1.49	$3.30	$2.67
Diluted – Class B Convertible Common Stock	$1.61	$1.38	$3.04	$2.47

Weighted average common shares outstanding:
Basic – Class A Common Stock	177.460	172.239	177.001	171.805
Basic – Class B Convertible Common Stock	23.353	23.364	23.353	23.370

Diluted – Class A Common Stock	205.650	203.110	205.508	202.984
Diluted – Class B Convertible Common Stock	23.353	23.364	23.353	23.370

Cash dividends declared per common share:
Class A Common Stock	$0.40	$0.31	$0.80	$0.62
Class B Convertible Common Stock	$0.36	$0.28	$0.72	$0.56

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Six Months Ended
	August 31, 2016	August 31, 2015
Cash flows from operating activities
Net income	$672.3	$544.3
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax provision	139.9	94.0
Depreciation	113.9	88.7
Stock-based compensation	31.4	26.0
Amortization of debt issuance costs	6.4	6.2
Amortization of intangible assets	6.3	22.7
Noncash portion of loss on write-off of debt issuance costs	—	1.1
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(94.9)	(128.9)
Inventories	48.9	63.6
Prepaid expenses and other current assets	(28.6)	44.7
Accounts payable	144.3	94.1
Accrued excise taxes	2.1	(1.4)
Other accrued expenses and liabilities	28.5	(22.5)
Other	(25.6)	(29.5)
Total adjustments	372.6	258.8
Net cash provided by operating activities	1,044.9	803.1

Cash flows from investing activities
Purchases of property, plant and equipment	(368.6)	(294.8)
Purchases of businesses	(284.9)	(317.9)
Other investing activities	(0.1)	3.7
Net cash used in investing activities	(653.6)	(609.0)

Cash flows from financing activities
Principal payments of long-term debt	(842.4)	(109.3)
Net repayments of notes payable	(295.8)	(18.5)
Dividends paid	(158.8)	(119.8)
Payments of minimum tax withholdings on stock-based payment awards	(64.7)	(38.4)
Purchases of treasury stock	(5.5)	—
Payments of debt issuance costs	(4.6)	(7.6)
Proceeds from issuance of long-term debt	940.6	200.0
Excess tax benefits from stock-based payment awards	100.9	89.7
Proceeds from shares issued under equity compensation plans	33.3	33.2
Net cash provided by (used in) financing activities	(297.0)	29.3

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(3.8)

Net increase in cash and cash equivalents	94.2	219.6
Cash and cash equivalents, beginning of period	83.1	110.1
Cash and cash equivalents, end of period	$177.3	$329.7

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On August 3, 2015, we acquired the Meiomi wine brand and certain related assets (“Meiomi”). On December 16, 2015, we acquired all of the issued and outstanding common and preferred stock of Home Brew Mart, Inc. d/b/a Ballast Point Brewing & Spirits (“Ballast Point”). On April 29, 2016, we acquired The Prisoner Wine Company portfolio of brands and certain related assets (“Prisoner”). We define organic net sales for the respective periods as reported net sales less net sales of Meiomi, Ballast Point and Prisoner products, as appropriate. We provide organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)	Six Months Ended				Constant Currency Percent Change (1)
	August 31, 2016	August 31, 2015	Percent Change	Currency Impact		August 31, 2016	August 31, 2015	Percent Change	Currency Impact
Consolidated net sales	$2,021.2	$1,733.4	17%	—%	17%	$3,893.0	$3,364.7	16%	—%	16%
Less: Meiomi (2)	(17.2)	—				(52.5)	—
Less: Ballast Point (3)	(46.0)	—				(88.4)	—
Less: Prisoner (4)	(8.8)	—				(13.7)	—
Consolidated organic net sales	$1,949.2	$1,733.4	12%	—%	13%	$3,738.4	$3,364.7	11%	—%	11%

Beer net sales	$1,222.5	$1,019.5	20%	—%	20%	$2,373.5	$1,985.3	20%	—%	20%
Less: Ballast Point (3)	(46.0)	—				(88.4)	—
Beer organic net sales	$1,176.5	$1,019.5	15%	—%	15%	$2,285.1	$1,985.3	15%	—%	15%

Wine and Spirits net sales	$798.7	$713.9	12%	—%	12%	$1,519.5	$1,379.4	10%	(1%)	11%
Less: Meiomi (2)	(17.2)	—				(52.5)	—
Less: Prisoner (4)	(8.8)	—				(13.7)	—
Wine and Spirits organic net sales	$772.7	$713.9	8%	—%	8%	$1,453.3	$1,379.4	5%	(1%)	6%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the periods June 1, 2016, through August 2, 2016, and March 1, 2016, through August 2, 2016, included in the three months and six months ended August 31, 2016, respectively.

(3)	For the periods June 1, 2016, through August 31, 2016, and March 1, 2016, through August 31, 2016, included in the three months and six months ended August 31, 2016, respectively.

(4)	For the periods June 1, 2016, through August 31, 2016, and April 29, 2016, through August 31, 2016, included in the three months and six months ended August 31, 2016, respectively.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION

	Three Months Ended			Six Months Ended
	August 31, 2016	August 31, 2015	Percent Change	August 31, 2016	August 31, 2015	Percent Change
BEER
(in millions, branded product, 24-pack, 12-ounce case equivalents)

Shipment volume	73.9	64.0	15.5%	142.8	124.3	14.9%
Organic shipment volume (1)	72.4	64.0	13.1%	139.9	124.3	12.6%

Depletion volume (2) (3)			13.8%			11.9%

WINE AND SPIRITS
(in millions, branded product, 9-liter case equivalents)

Shipment volume	18.2	17.0	7.1%	34.6	32.7	5.8%
Organic shipment volume (4)	18.0	17.0	5.9%	34.1	32.7	4.3%
U.S. Domestic shipment volume	14.2	12.8	10.9%	26.6	24.5	8.6%
U.S. Domestic organic shipment volume (4)	14.0	12.8	9.4%	26.1	24.5	6.5%
U.S. Domestic Focus Brands shipment volume (5)	8.2	6.9	18.8%	15.3	13.2	15.9%
U.S. Domestic organic Focus Brands shipment volume (4) (5)	8.0	6.9	15.9%	14.8	13.2	12.1%

U.S. Domestic depletion volume (2) (6)			3.3%			4.1%
U.S. Domestic Focus Brands depletion volume (2) (5) (6)			8.7%			10.2%

(1)
Includes an adjustment to remove Ballast Point shipment volumes for the periods June 1, 2016, through August 31, 2016, and March 1, 2016, through August 31, 2016, for the three months and six months ended August 31, 2016, respectively.

(2)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(3)
Includes depletion of Ballast Point products for the prior comparable periods of June 1, 2015, through August 31, 2015, and March 1, 2015, through August 31, 2015, for the three months and six months ended August 31, 2015, respectively.

(4)
Includes an adjustment to remove Meiomi shipment volumes for the periods June 1, 2016, through August 2, 2016, and March 1, 2016, through August 2, 2016, and Prisoner shipment volumes for the periods June 1, 2016, through August 31, 2016, and April 29, 2016, through August 31, 2016, for the three months and six months ended August 31, 2016, respectively.

(5)
U.S. Domestic Focus Brands include the following brands:  Black Box, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Meiomi, Mount Veeder, Nobilo, Robert Mondavi, Ruffino, Saved, Simi, SVEDKA Vodka, The Dreaming Tree, The Prisoner Brands and Wild Horse.

(6)
Includes depletion of Meiomi products for the prior comparable periods of June 1, 2015, through August 2, 2015, and March 1, 2015, through August 2, 2015, and Prisoner products for the prior comparable periods of June 1, 2015, through August 31, 2015, and April 29, 2015, through August 31, 2015, for the three months and six months ended August 31, 2015, respectively.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended			Six Months Ended
	August 31, 2016	August 31, 2015	Percent Change	August 31, 2016	August 31, 2015	Percent Change
Beer
Segment net sales	$1,222.5	$1,019.5	20%	$2,373.5	$1,985.3	20%
Segment gross profit	$615.5	$493.2	25%	$1,187.7	$968.1	23%
% Net sales	50.3%	48.4%		50.0%	48.8%
Segment operating income	$450.7	$355.9	27%	$860.0	$692.4	24%
% Net sales	36.9%	34.9%		36.2%	34.9%

Wine and Spirits
Wine net sales	$705.4	$624.3	13%	$1,348.5	$1,212.1	11%
Spirits net sales	93.3	89.6	4%	171.0	167.3	2%
Segment net sales	$798.7	$713.9	12%	$1,519.5	$1,379.4	10%
Segment gross profit	$355.5	$297.1	20%	$653.5	$567.9	15%
% Net sales	44.5%	41.6%		43.0%	41.2%
Segment operating income	$205.7	$175.9	17%	$373.7	$320.1	17%
% Net sales	25.8%	24.6%		24.6%	23.2%
Segment equity in earnings (losses) of equity method investees	$(0.1)	$0.2	(150%)	$0.7	$1.2	(42%)

Corporate Operations and Other
Segment operating loss	$(36.2)	$(30.9)	17%	$(64.8)	$(57.4)	13%
Segment equity in earnings of equity method investees	$0.1	$—	NA	$—	$—	NA

Consolidated operating income	$610.9	$479.4		$1,163.6	$906.7
Comparable Adjustments	9.3	21.5		5.3	48.4
Comparable operating income	620.2	500.9		1,168.9	955.1
Equity in earnings of equity method investees	—	0.2		0.7	1.2
Consolidated EBIT	$620.2	$501.1		$1,169.6	$956.3

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended August 31, 2016			Three Months Ended August 31, 2015			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$2,021.2		$2,021.2	$1,733.4		$1,733.4	17%	17%
Cost of product sold	(1,052.2)	$2.0		(957.8)	$14.7
Gross profit	969.0	2.0	$971.0	775.6	14.7	$790.3	25%	23%
Selling, general and administrative expenses	(358.1)	7.3		(296.2)	6.8
Operating income	610.9	9.3	$620.2	479.4	21.5	$500.9	27%	24%
Equity in earnings of equity method investees	—			0.2
EBIT			$620.2			$501.1	NA	24%
Interest expense	(94.1)			(77.3)
Loss on write-off of debt issuance costs	—			(1.1)	1.1
Income before income taxes	516.8	9.3	$526.1	401.2	22.6	$423.8	29%	24%
Provision for income taxes	(163.6)	(3.8)		(97.1)	(7.3)
Net income	353.2	5.5		304.1	15.3
Net (income) loss attributable to noncontrolling interests	5.7	—		(1.7)	(0.1)
Net income attributable to CBI	$358.9	$5.5	$364.4	$302.4	$15.2	$317.6	19%	15%

EPS (1)	$1.75	$0.03	$1.77	$1.49	$0.07	$1.56	17%	13%

Weighted average common shares outstanding – diluted	205.650		205.650	203.110		203.110

Gross margin	47.9%		48.0%	44.7%		45.6%
Operating margin	30.2%		30.7%	27.7%		28.9%
Effective tax rate	31.7%		31.8%	24.2%		24.6%

	Three Months Ended August 31, 2016				Three Months Ended August 31, 2015
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges (3)	Other (4)	Total	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges (3)	Other (4)	Total
Cost of product sold	$3.4	$—	$(1.4)	$2.0	$10.2	$—	$4.5	$14.7
Selling, general and administrative expenses	$3.0	$(0.1)	$4.4	$7.3	$5.5	$1.3	$—	$6.8
Operating income	$6.4	$(0.1)	$3.0	$9.3	$15.7	$1.3	$4.5	$21.5
Loss on write-off of debt issuance costs	$—	$—	$—	$—	$—	$—	$1.1	$1.1
Provision for income taxes	$(2.2)	$—	$(1.6)	$(3.8)	$(4.9)	$(0.4)	$(2.0)	$(7.3)
Net loss attributable to noncontrolling interests	$—	$—	$—	$—	$(0.1)	$—	$—	$(0.1)
Net income attributable to CBI	$4.2	$(0.1)	$1.4	$5.5	$10.7	$0.9	$3.6	$15.2

EPS (1)	$0.02	$—	$0.01	$0.03	$0.05	$—	$0.02	$0.07

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended August 31, 2016, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner and the June 2013 beer business. For the three months ended August 31, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant, and Meiomi.

(3)
For the three months ended August 31, 2016, and August 31, 2015, restructuring and related charges consist of costs recognized in connection with the company’s plan initiated in May 2015 to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business (the “Fiscal 2016 Plan”).

(4)
For the three months ended August 31, 2016, other consists of costs incurred in connection with our continuing evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business, partially offset by a net gain from the mark to fair value of undesignated commodity derivative contracts. For the three months ended August 31, 2015, other consists primarily of a net loss from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Six Months Ended August 31, 2016			Six Months Ended August 31, 2015			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$3,893.0		$3,893.0	$3,364.7		$3,364.7	16%	16%
Cost of product sold	(2,042.7)	$(9.1)		(1,852.0)	$23.3
Gross profit	1,850.3	(9.1)	$1,841.2	1,512.7	23.3	$1,536.0	22%	20%
Selling, general and administrative expenses	(686.7)	14.4		(606.0)	25.1
Operating income	1,163.6	5.3	$1,168.9	906.7	48.4	$955.1	28%	22%
Equity in earnings of equity method investees	0.7			1.2
EBIT			$1,169.6			$956.3	NA	22%
Interest expense	(178.7)			(154.8)
Loss on write-off of debt issuance costs	—			(1.1)	1.1
Income before income taxes	985.6	5.3	$990.9	752.0	49.5	$801.5	31%	24%
Provision for income taxes	(313.3)	(1.1)		(207.7)	(16.8)
Net income	672.3	4.2		544.3	32.7
Net (income) loss attributable to noncontrolling interests	4.9			(3.3)	0.3
Net income attributable to CBI	$677.2	$4.2	$681.4	$541.0	$33.0	$574.0	25%	19%

EPS (1)	$3.30	$0.02	$3.32	$2.67	$0.16	$2.83	24%	17%

Weighted average common shares outstanding - diluted	205.508		205.508	202.984		202.984

Gross margin	47.5%		47.3%	45.0%		45.7%
Operating margin	29.9%		30.0%	26.9%		28.4%
Effective tax rate	31.8%		31.7%	27.6%		28.0%

	Six Months Ended August 31, 2016				Six Months Ended August 31, 2015
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (5)	Restructuring and Related Charges (6)	Other (7)	Total	Acquisitions, Divestitures and Related Costs (5)	Restructuring and Related Charges (6)	Other (7)	Total
Cost of product sold	$13.7	$—	$(22.8)	$(9.1)	$19.1	$—	$4.2	$23.3
Selling, general and administrative expenses	$5.3	$1.0	$8.1	$14.4	$10.8	$14.3	$—	$25.1
Operating income	$19.0	$1.0	$(14.7)	$5.3	$29.9	$14.3	$4.2	$48.4
Loss on write-off of debt issuance costs	$—	$—	$—	$—	$—	$—	$1.1	$1.1
Provision for income taxes	$(7.0)	$(0.4)	$6.3	$(1.1)	$(9.7)	$(5.2)	$(1.9)	$(16.8)
Net loss attributable to noncontrolling interests	$—	$—	$—	$—	$0.3	$—	$—	$0.3
Net income attributable to CBI	$12.0	$0.6	$(8.4)	$4.2	$20.5	$9.1	$3.4	$33.0

EPS (1)	$0.06	$—	$(0.04)	$0.02	$0.10	$0.04	$0.02	$0.16

(5)
For the six months ended August 31, 2016, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Meiomi, the June 2013 beer business and Prisoner. For the six months ended August 31, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of the June 213 beer business and the December 2014 glass production plant, and Meiomi.

(6)	For the six months ended August 31, 2016, and August 31, 2015, restructuring and related charges consist of costs recognized in connection with the company’s Fiscal 2016 Plan.

(7)
For the six months ended August 31, 2016, other consists of a net gain from the mark to fair value of undesignated commodity derivative contracts, partially offset by costs incurred in connection with our continuing evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business. For the six months ended August 31, 2015, other consists primarily of a net loss from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS

	Range for the Year Ending February 28, 2017
Forecasted EPS - reported basis (GAAP)	$6.25	$6.40
Acquisitions, divestitures and related costs (1)	0.09	0.09
Other (2)	(0.04)	(0.04)
Forecasted EPS - comparable basis (Non-GAAP) (3)	$6.30	$6.45

Actual for the Year Ended February 29, 2016
EPS - reported basis (GAAP)	$5.18
Acquisitions, divestitures and related costs (1)	0.22
Restructuring and related charges (4)	0.05
Other (2)	(0.01)
EPS - comparable basis (Non-GAAP) (3)	$5.43

(1)
Includes an estimated $0.03, $0.03 and $0.02 EPS for the year ending February 28, 2017, associated with transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business, Prisoner and Meiomi, respectively. Includes $0.14, $0.07 and $0.01 EPS for the year ended February 29, 2016, associated with transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant, Meiomi and Ballast Point, respectively. (3)

(2)
Includes an estimated ($0.07) and $0.03 EPS for the year ending February 28, 2017, associated with a net gain from the mark to fair value of undesignated commodity derivative contracts and costs incurred in connection with our continuing evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business, respectively. Includes ($0.08) and $0.06 EPS for the year ended February 29, 2016, associated with dividend income from a retained interest in a previously divested business and a net loss from the mark to fair value of undesignated commodity derivative contracts, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

(4)	Includes $0.05 EPS for the year ended February 29, 2016, associated with the Fiscal 2016 Plan.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2017
Net cash provided by operating activities (GAAP)	$1,500.0	$1,700.0
Purchases of property, plant and equipment	(1,125.0)	(1,225.0)
Free cash flow (Non-GAAP)	$375.0	$475.0
	Actual for the Six Months Ended August 31, 2016	Actual for the Six Months Ended August 31, 2015
Net cash provided by operating activities (GAAP)	$1,044.9	$803.1
Purchases of property, plant and equipment	(368.6)	(294.8)
Free cash flow (Non-GAAP)	$676.3	$508.3